Exhibit 2.2

TO COPY
Newcrest Mining Limited
Attention: Ria Sanz Perez
Level 8, 600 St Kilda Road, Melbourne VIC 3004

By email: ria.sanz@newcrest.com.au

Herbert Smith Freehills
Attention: Rodd Levy and Kam Jamshidi
80 Collins Street, Melbourne VIC 3000

By email: rodd.levy@hsf.com
kam.jamshidi@hsf.com

12 OCTOBER 2023
LETTER DEED WITH RESPECT TO VARIATION OF THE SID & SCHEME (AS DEFINED BELOW)
Background
The parties have agreed to vary the:
1Scheme Implementation Deed between Newcrest Mining Limited, Newmont Corporation and Newmont Overseas Holdings Pty Ltd dated 15 May 2023, as amended by Letter Deed dated 4 September 2023 (SID); and
2the Scheme in Attachment 1 to the SID and extracted as Annexure 3 to the Scheme Booklet dated 7 September 2023, on the terms of this letter deed.
The purpose this letter deed is to amend the timing for the issue of the Scheme Consideration to be provided in the form of New Newmont Shares to Scheme Shareholders, CDN, PDN, the Sale Agent and Bank of New York Mellon in its capacity as the depositary of Newcrest’s ADR Program, including the time at which applicable Scheme Shareholders will be entitled to receive the Scheme Consideration in the form of new Newmont Shares, to be ‘on or before the Implementation Date’ (rather than ‘on the Implementation Date’).
The amendments contemplated in this letter deed are required as a consequence of the cross-border nature of the Transaction and, in particular, the logistical need for the New Newmont Shares to be issued on the Business Day before the Implementation Date so as to ensure that all Scheme Consideration is issued by no later than the Implementation Date (given the various jurisdictions and time zones involved in the Transaction).
Unless otherwise defined in this letter deed, all capitalised terms used in this letter deed have the meaning given to them in the SID.
Amendments
Pursuant to clause 22.5 of the SID, the parties agree that the SID is varied as follows:
1to incorporate all variations as are necessary to give effect to the parties’ agreement with respect to the issue of the Scheme Consideration (as set out in the ‘Background’ section of this letter deed), including the parties respective obligations with respect to the timing of the issue of the Scheme Consideration; and

2the Scheme in Attachment 1 to the SID and extracted as Annexure 3 to the Scheme Booklet dated 7 September 2023 is deleted in its entirety and replaced in its entirety with the form of the scheme of arrangement set out in Annexure 1 to this letter deed.
General
The parties agree that:
1this letter deed prevails to the extent of any inconsistency between this letter deed and the SID (including the Scheme in Attachment 1 to the SID); and
2clauses 1 (Definitions and interpretation), 12 (Public announcements), 18.2 (costs and expenses), 21 (Notices), 22.1 (Governing law and jurisdiction), 22.4 (Waiver) and 22.8 (Counterparts) of the SID apply equally to the letter deed, as if references in those clauses to ‘this deed’ were to “this letter deed”.

        2

Executed as a deed

Newmont Corporation
Signed sealed and delivered by Newmont Corporation in the presence of
sign here ►	/s/ Mark Ebel	sign here ►	/s/ Kristen Wagner
	Authorised signatory		Witness
print name	Mark Ebel	print name	Kristen Wagner

        3

Newmont Overseas Holdings Pty Ltd
Signed sealed and delivered by Newmont Overseas Holdings Pty Ltd in accordance with section 127 of the Corporations Act By
sign here ►	/s/ Felicity Hughes	sign here ►	/s/ Valentina Mihailova
	Company Secretary/Director		Director
print name	Felicity Hughes	print name	Valentina Mihailova

        4

Newcrest Mining Limited
Signed sealed and delivered by Newcrest Mining Limited in accordance with section 127 of the Corporations Act By
sign here ►	/s/ Maria Esperanza San Perez	sign here ►	/s/ Peter Tomsett
	Company Secretary/Director		Director
print name	Maria Esperanza San Perez	print name	Peter Tomsett

        5

Annexure 1Scheme of arrangement

        6

Scheme of arrangement
Newcrest Mining Limited Scheme Shareholders

        7

Scheme of arrangement

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties
Newcrest Mining Limited ACN 005 683 625 of Level 8, 600 St Kilda Road, Melbourne VIC 3004
The Scheme Shareholders

1Definitions, interpretation and scheme components

1Definitions

The meanings of the terms used in this Scheme are set out below.

Term	Meaning
ASIC	the Australian Securities and Investments Commission.
ASX	ASX Limited ACN 008 624 691 and, where the context requires, the financial market that it operates.
Australian Register	that part of the register of members of Newcrest maintained in Australia on behalf of Newcrest by the Newcrest Australian Registry.
Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Melbourne, Australia (excluding Melbourne Cup Day) or Denver, Colorado, United States.
Canadian Register	that part of the register of members of Newcrest maintained in Canada on behalf of Newcrest by the Newcrest Canadian Registry.
CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.

Term	Meaning
CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.
CHESS Holding	has the meaning given in the Settlement Rules.
Corporations Act	the Corporations Act 2001 (Cth).
Court	the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Newcrest and Newmont.
Deed Poll	the deed poll under which each Newmont and Newmont Overseas covenants in favour of the Scheme Shareholders to perform the obligations attributed to it under this Scheme.
Effective

when used in relation to this Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under subparagraph 411(4)(b) of the Corporations Act in relation to this Scheme.

Effective Date	the date on which this Scheme becomes Effective.
End Date	has the meaning given in the Implementation Deed.
First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard.
Government Agency	has the meaning given in the Implementation Deed.
Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as agreed in writing by Newcrest and Newmont or is ordered by the Court or required by ASX.
Implementation Deed	the scheme implementation deed dated 15 May 2023 between Newcrest, Newmont and Newmont Overseas, as amended from time to time.

Term	Meaning
Ineligible Foreign Shareholder

a Scheme Shareholder whose address shown in the Newcrest Share Register on the Scheme Record Date is a place outside:
1Australia and its external territories;
2Canada;
3New Zealand;
4Papua New Guinea;
5the United Kingdom;
6the United States;
7the European Union (excluding Austria);
8Guernsey;
9Hong Kong;
10Japan;
11Norway;
12Singapore;
13South Korea;
14Switzerland;
15the United Arab Emirates;
16the Isle of Man;
17Bermuda; and
18such other jurisdictions agreed in writing by Newmont and Newcrest, unless Newmont (after consultation with Newcrest) determines that it is lawful and not unduly onerous or unduly impractical to issue that Scheme Shareholder with New Newmont Shares, New Newmont CDIs or New Newmont PDIs (as applicable) when this Scheme becomes Effective.

Ineligible Foreign Shareholder Sale Facility	means the facility to be conducted in accordance with clause 5.5(a).
Issuer Sponsored Holding	has the meaning given in the Settlement Rules.
New Newmont CDI

a CHESS Depositary Interest, being a unit of beneficial ownership in a New Newmont Share (in the form of a CHESS Depositary Interest) registered in the name of, or held by a custodian with beneficial ownership held by, CDN in accordance with the Settlement Rules, to be issued to Scheme Shareholders under this Scheme.

Term	Meaning
New Newmont PDI

a PETS Depositary Interest, being a unit of beneficial ownership in a New Newmont Share (in the form of a PETS Depositary Interest) registered in the name of PDN in accordance with the PNGX Business Rules, to be issued to Scheme Shareholders under this Scheme.

New Newmont Share	a fully paid Newmont Share to be issued to Scheme Shareholders under this Scheme.
Newcrest	Newcrest Mining Limited ACN 005 683 625.
Newcrest Australian Registry	Link Market Services Limited ACN 083 214 537.
Newcrest Canadian Registry	TSX Trust Company.
Newcrest PNG Registry	PNG Registries Limited.
Newcrest Registry	the Newcrest Australian Registry, Newcrest Canadian Registry and Newcrest PNG Registry, as applicable.
Newcrest Share	a fully paid ordinary share in the capital of Newcrest.
Newcrest Share Register	the register of members of Newcrest maintained by or on behalf of Newcrest in accordance with the Corporations Act and comprising the: 1Australian Register; 2Canadian Register; and 3PNG Register.
Newcrest Shareholder	each person who is registered as the holder of a Newcrest Share in the Newcrest Share Register.
Newmont	Newmont Corporation of 6900 E.Layton Avenue, Suite 700, Denver, Colorado, 80237, United States of America.
Newmont Overseas	Newmont Overseas Holdings Pty Ltd ACN 667 845 454 of Level 5, 500 Hay Street, Subiaco WA 6008.
Newmont Share	a share of common stock of Newmont.

Term	Meaning
Newmont Share Register	the register of shareholders maintained by Newmont or its agent.
NYSE	the New York Stock Exchange upon which the Newmont Shares are listed.
Operating Rules	the official operating rules of ASX.
PDN	the ‘Depositary Nominee’ appointed under the PNGX Business Rules.
PETS	has the meaning given under the PNGX Business Rules.
PNG Register	that part of the register of members of Newcrest maintained in Papua New Guinea on behalf of Newcrest by the Newcrest PNG Registry.
PNGX	PNGX Markets Limited or, as the context requires, the financial market operated by it.
PNGX Business Rules	the Business Rules of the Port Moresby Stock Exchange, as amended, supplemented or replaced from time to time.
Relevant Newmont Shares	has the meaning given in clause 5.5(a)(1).
Registered Address	in relation to a Newcrest Shareholder, the address shown in the Newcrest Share Register as at the Scheme Record Date.
Sale Agent	the sale agent appointed under clause 4.4 of the Implementation Deed to sell the New Newmont Shares that are to be issued under clause 5.5(a)(1) of this Scheme.
Scheme

this scheme of arrangement under Part 5.1 of the Corporations Act between Newcrest and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act, or proposed by a party, and in each case agreed to in writing by Newcrest and Newmont.

Term	Meaning
Scheme Consideration

the consideration to be provided by or on behalf of Newmont Overseas to each Scheme Shareholder for the transfer to Newmont Overseas of each Scheme Share, being:
1where the Scheme Shareholder is not an Ineligible Foreign Shareholder and holds Scheme Shares on:
Annexure 1the Canadian Register, 0.400 New Newmont Shares;
Annexure 2the Australian Register, 0.400 New Newmont CDIs; or
Annexure 3the PNG Register, 0.400 New Newmont PDIs; or
2where the Scheme Shareholder is an Ineligible Foreign Shareholder, but subject at all times to clause 5.5, 0.400 New Newmont Shares, for each Scheme Share held by the Scheme Shareholder on the relevant register.

Scheme Meeting

the meeting of Newcrest Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on this Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	7.00pm on the eighth Business Day after the Effective Date or such other time and date as agreed in writing by Newcrest and Newmont.
Scheme Shareholder	a Newcrest Shareholder as at the Scheme Record Date, subject to clause 4.7 of the Implementation Deed.
Scheme Shares	all Newcrest Shares held by the Scheme Shareholders as at the Scheme Record Date.
Scheme Transfer

a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Newmont Overseas as transferee, which will be a master transfer of all or part of the Scheme Shares.

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Scheme is heard.
Security Interest	has the meaning given in the Implementation Deed.
Settlement Rules	the ASX Settlement Operating Rules, being the official operating rules of the settlement facility provided by ASX Settlement Pty Ltd.

Term	Meaning
TSX	Toronto Stock Exchange.
Unclaimed Money Act	the Unclaimed Money Act 2008 (Vic).

2Interpretation

In this Scheme:
1headings and bold type are for convenience only and do not affect the interpretation of this Scheme;
2the singular includes the plural and the plural includes the singular;
3words of any gender include all genders;
4other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;
5a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency as well as an individual;
6a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Scheme;
7a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or reenactments of any of them (whether passed by the same or another Government Agency with legal power to do so);
8a reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document;
9a reference to ‘$’, ‘A$’ or ‘dollar’ is to Australian currency, and the methodology by which any amount in another currency is converted to Australian currency, must be as agreed by Newcrest and Newmont prior to the Implementation Date;
10a reference to any time is, unless otherwise indicated, a reference to that time in Melbourne, Victoria;
11a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1, has the same meaning when used in this Scheme;
12a reference to a party to a document includes that party’s successors and permitted assignees;
13no provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision;
14any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;
15a reference to a body, other than a party to this Scheme (including an institute, association or authority), whether statutory or not:
1which ceases to exist; or

2whose powers or functions are transferred to another body,
is a reference to the body which replaces it or which substantially succeeds to its powers or functions;
16if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;
17a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;
18if an act prescribed under this Scheme to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and
19a reference to the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

3Interpretation of inclusive expressions

Specifying anything in this Scheme after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

4Reasonable endeavours

Any provision of this Scheme that requires a party to use reasonable endeavours or all reasonable endeavours, or to take all steps reasonably necessary, to ensure that something is performed or occurs or does not occur does not include any obligation:
1to procure absolutely that that thing is done or happens;
2to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person:
1in the form of an inducement or consideration to a third party; or
2in circumstances that are commercially onerous or unreasonable in the context of this Scheme, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency or immaterial costs to procure that the thing is performed or occurs or does not occur;
3to agree to commercially onerous or unreasonable terms in the context of the parties’ intention to implement this Scheme; or
4to commence any legal action or proceeding against any person.

5Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2Preliminary matters

(1)Newcrest is a public company limited by shares, incorporated in Australia and registered in Victoria, Australia. The Newcrest Shares are quoted for trading on the ASX, TSX and PNGX.

(2)Newmont is a corporation incorporated under the laws of the State of Delaware, United States. The Newmont Shares are officially listed on the NYSE and TSX.
(3)Newmont Overseas is a proprietary company limited by shares, incorporated in Australia and registered in Western Australia, Australia.
(4)Newcrest, Newmont and Newmont Overseas have agreed, by executing the Implementation Deed, to implement this Scheme on the terms and conditions of the Implementation Deed.
(5)If this Scheme becomes Effective, each of the following will occur:
(a)all of the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, will be transferred to Newmont Overseas on the Implementation Date;
(b)in consideration of the transfer of the Scheme Shares to Newmont Overseas, Newmont Overseas will provide or procure the provision of the Scheme Consideration to the Scheme Shareholders in accordance with this Scheme and the Deed Poll; and
(c)Newcrest will enter Newmont Overseas’ name in the Newcrest Share Register as the holder of all of the Scheme Shares.
(6)This Scheme attributes actions to Newmont and Newmont Overseas but does not itself impose an obligation on Newmont or Newmont Overseas to perform those actions. Each of Newmont and Newmont Overseas have undertaken, by executing the Deed Poll, to perform the actions attributed to it under this Scheme, including, in the case of Newmont Overseas, the provision or procuring the provision of the Scheme Consideration to the Scheme Shareholders subject to the terms and conditions of this Scheme.

3Conditions

1Conditions precedent

This Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:
1all the conditions in clause 3.1 of the Implementation Deed (other than the condition in clause 3.1(l) of the Implementation Deed relating to Court approval of this Scheme) having been satisfied or waived in accordance with the terms of the Implementation Deed;
2neither the Implementation Deed nor the Deed Poll having been terminated in accordance with their terms;
3approval of this Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Newmont and Newcrest;
4such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to this Scheme and agreed to by Newmont and Newcrest having been satisfied or waived; and
5the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (or any later date Newcrest and Newmont agree in writing).

2Certificate

1Newcrest and Newmont will each provide to the Court on the Second Court Date a certificate in a form agreed by Newcrest and Newmont, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clauses 3.1(a) and 3.1(b) have been satisfied or waived (but in the case of the condition precedent in clause 3.1(a) only in respect of those conditions in clause 3.1 of the Implementation Deed (other than the condition relating to Court approval of this Scheme and the condition relating to the US Securities Act exemption) included for that party's benefit).
2The certificates referred to in clause 3.2(a) constitute conclusive evidence (in the absence of manifest error) that such conditions precedent were satisfied, waived or taken to be waived.

3End Date

Without limiting any rights under the Implementation Deed, this Scheme will lapse and be of no further force or effect if:
1the Effective Date does not occur on or before 11.59pm on the End Date; or
2the Implementation Deed or the Deed Poll is terminated in accordance with its terms, unless Newcrest and Newmont otherwise agree in writing (and if required, as approved by the Court).

4Implementation of this Scheme

1Lodgement of Court orders with ASIC

Newcrest must lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving this Scheme by no later than
5.00pm on the first Business Day after the date on which the Court order was made (or such later date as agreed in writing by Newmont).

2Transfer of Scheme Shares

Subject to this Scheme becoming Effective in accordance with clause 4.1, the following actions must occur (in the order set out below) on the Implementation Date:
1subject to the provision of the Scheme Consideration in the manner contemplated by clause 5.2, the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to Newmont Overseas, without the need for any further act by any Scheme Shareholder (other than acts performed by Newcrest or any of its directors or officers as attorney and agent for Scheme Shareholders under clause 9.5), by
1Newcrest delivering to Newmont Overseas a separate, duly completed Scheme Transfer for each of the Australian Register,

Canadian Register and the PNG Register, executed on behalf of the Scheme Shareholders (as transferors) by Newcrest; and
2Newmont Overseas duly executing each Scheme Transfer (as transferee), attending to the stamping of each Scheme Transfer (if required) and delivering it to Newcrest for registration;
2immediately following receipt of each duly executed Scheme Transfer in accordance with clause 4.2(a)(2), but subject to the stamping of each Scheme Transfer (if required), Newcrest must enter, or procure the entry of, the name of Newmont Overseas in the Newcrest Share Register as the registered holder of all the Scheme Shares on the Newcrest Share Register transferred to Newmont in accordance with this Scheme; and
3the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Newmont Overseas will, at the time of transfer of them to Newmont Overseas, vest in Newmont Overseas free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind.

5Scheme Consideration

1Scheme Consideration

1On or before the Implementation Date, in consideration for the transfer of Scheme Shares to Newmont Overseas under this Scheme:
1each Scheme Shareholder will be entitled to receive the Scheme Consideration in respect of the Scheme Shares held by that Scheme Shareholder; and
2Newmont Overseas must provide, or procure the provision of, the Scheme Consideration to Scheme Shareholders (or the Sale Agent in accordance with clause 5.5), subject to and in accordance with this clause 5.
2Subject to the terms and conditions of this Scheme, the Scheme Consideration to be provided to each Scheme Shareholder will be provided by the issue by Newmont of the Scheme Consideration comprising New Newmont Shares, New Newmont CDIs or New Newmont PDIs (as applicable) to that Scheme Shareholder on or before the Implementation Date

2Provision of Scheme Consideration

Subject to clauses 5.3, 5.4, 5.5 and 5.6, the obligation of Newmont Overseas to provide, or procure the provision of, the Scheme Consideration to the Scheme Shareholders will be satisfied:
1where the Scheme Consideration that is required to be provided to Scheme Shareholders is in the form of New Newmont Shares, by Newmont:
1on or before the Implementation Date, issuing the Scheme Consideration comprising New Newmont Shares to each Scheme Shareholder and procuring that the name and address of the Scheme Shareholder is entered in the Newmont Share Register in respect of those New Newmont Shares; and

2procuring that on or before the date that is 5 Business Days after the Implementation Date, a holding statement (or equivalent document) is sent to the Registered Address of each Scheme Shareholder representing the number of New Newmont Shares issued to the Scheme Shareholder pursuant to this Scheme;
2where the Scheme Consideration that is required to be provided to Scheme Shareholders is in the form of New Newmont CDIs, by Newmont:
1issuing to CDN to be held on trust on or before the Implementation Date that number of New Newmont Shares that will enable Newmont to issue New Newmont CDIs as required by clause 5.2(b)(3) on the Implementation Date;
2procuring that the name and address of CDN is entered into the Newmont Share Register in respect of those New Newmont Shares on or before the Implementation Date;
3procuring that on the Implementation Date, Newmont issues to each such Scheme Shareholder the number of New Newmont CDIs to which it is entitled under this Scheme;
4procuring that on the Implementation Date, the name of each such Scheme Shareholder is entered in the records maintained by Newmont as being the holder of the New Newmont CDIs issued to that Scheme Shareholder on the Implementation Date and in the case of each such Scheme Shareholder who held Scheme Shares on the:
1CHESS subregister, procuring that the New Newmont CDIs are held on the CHESS subregister on the Implementation Date and on the next Business Day sending or procuring the sending of an allotment advice to each such Scheme Shareholder which sets out the number of New Newmont CDIs held on the CHESS subregister; and
2issuer sponsored subregister, procuring that the New Newmont CDIs are held on the issuer sponsored subregister on the Implementation Date and on the next Business Day sending or procuring the sending of a CDI holding statement to each such Scheme Shareholder which sets out the number of New Newmont CDIs held on the issuer sponsored subregister, by that Scheme Shareholder; and
3where the Scheme Consideration that is required to be provided to Scheme Shareholders is in the form of New Newmont PDIs, by Newmont:
1issuing to PDN to be held on trust on or before the Implementation Date that number of New Newmont Shares that will enable Newmont to issue New Newmont PDIs as required by clause 5.2(c)(3) on the Implementation Date;
2procuring that the name and address of PDN is entered into the Newmont Share Register in respect of those New Newmont Shares on or before the Implementation Date;
3procuring that on the Implementation Date, Newmont issues to each such Scheme Shareholder the number of New Newmont PDIs to which it is entitled under this Scheme;
4procuring that on the Implementation Date, the name of each such Scheme Shareholder is entered in the records maintained by

Newmont as being the holder of the New Newmont PDIs issued to that Scheme Shareholder on the Implementation Date and procuring that the New Newmont PDIs are held on the issuer sponsored subregister on the Implementation Date and on the next Business Day sending or procuring the sending of a PDI holding statement to each such Scheme Shareholder which sets out the number of New Newmont PDIs held on the issuer sponsored subregister by that Scheme Shareholder, provided that where the Scheme Shareholder is Bank of New York Mellon in its capacity as the depositary of Newcrest’s American depositary receipt (ADR) program (BNYM) or HSBC Custody Nominees (Australia) Limited (as custodian for BNYM) the Scheme Consideration will be issued to BNYM in the form of New Newmont Shares, and the obligation of Newmont to provide such Scheme Consideration will be satisfied by Newmont issuing New Newmont Shares in accordance with clause 5.2(a).

3Fractional entitlements and splitting

1Where the calculation of the number of New Newmont Shares, New Newmont CDIs or New Newmont PDIs to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New Newmont Share, New Newmont CDI or New Newmont PDI, then the fractional entitlement will be rounded to the nearest whole number of New Newmont Shares, New Newmont CDIs or New Newmont PDIs (as applicable), with any such fractional entitlement of:
1less than 0.5 being rounded down; and
20.5 or more being rounded up,
to the nearest whole number of New Newmont Shares, New Newmont CDIs or New Newmont PDIs (as applicable).
2If Newcrest considers that several Scheme Shareholders, each of which holds a holding of Newcrest Shares which results in a fractional entitlement to New Newmont Shares, New Newmont CDIs or New Newmont PDIs have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder’s entitlement to the Scheme Consideration, Newcrest must provide the relevant details of the relevant Scheme Shareholder to Newmont, and Newmont and Newcrest may give notice to those Scheme Shareholders:
1setting out the names and Registered Addresses of all of them;
2stating that opinion; and
3attributing to one of them specifically identified in the notice the Newcrest Shares held by all of them, and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Newcrest Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Newcrest Shares.

4Joint holders

In the case of Scheme Shares held in joint names:

1the New Newmont Shares, New Newmont CDIs or New Newmont PDIs (as applicable) to be issued under this Scheme must be issued to and registered in the names of the joint holders and entry in the Newmont Share Register must take place in the same order as the holders’ names appear in the Newcrest Share Register;
2any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to the address for the joint holders recorded in the Newcrest Share Register as at the Scheme Record Date; and
3any other document required to be sent under this Scheme, will be forwarded to the address for the joint holders recorded in the Newcrest Share Register as at the Scheme Record Date.

5Ineligible Foreign Shareholders

1Newmont has no obligation to issue any New Newmont Shares, New Newmont CDIs or New Newmont PDIs under this Scheme to any Ineligible Foreign Shareholder and instead:
1subject to clauses 5.3 and 5.6, Newmont must, on or before the Implementation Date, issue the New Newmont Shares, New Newmont CDIs or New Newmont PDIs which would otherwise be required to be issued to the Ineligible Foreign Shareholders (Relevant Newmont Shares) under this Scheme to the Sale Agent in the form of New Newmont Shares only (and not in form of New Newmont CDIs or New Newmont PDIs);
2Newmont Overseas must procure that as soon as reasonably practicable (and in any event within 15 days on which Newmont Shares are capable of being traded on NYSE) after the Implementation Date, the Sale Agent:
1in consultation with Newmont, sells or procures the sale of the Relevant Newmont Shares in the ordinary course of trading on the NYSE and in such manner, at such price and on such other terms as the Sale Agent reasonably determines; and
2as soon as reasonably practicable after settlement (and in any event within 10 Business Days), remits to Newmont Overseas the proceeds of the sale (after deduction of any reasonable brokerage or other selling costs, taxes and charges) (Proceeds);
3promptly after receiving the Proceeds in respect of the sale of all of the Relevant Newmont Shares in accordance with clause 5.5(a)(2), Newmont Overseas must pay, or procure the payment of, to each Ineligible Foreign Shareholder, the amount ‘A’ calculated in accordance with the following formula and rounded down to the nearest cent:
𝐵

𝐴 = (
𝐶
where

) × 𝐷
A = the amount to be paid to the relevant Ineligible Foreign Shareholder;

B = the number of Relevant Newmont Shares attributable to, and that would otherwise have been issued to, that Ineligible Foreign Shareholder had it not been an Ineligible Foreign Shareholder and which were instead issued to the Sale Agent;
C = the total number of Relevant Newmont Shares attributable to, and which would otherwise have been issued to, all Ineligible Foreign Shareholders collectively and which were issued to the Sale Agent; and
D = the Proceeds (as defined in clause 5.5(a)(2)(B)).
2The Ineligible Foreign Shareholders acknowledge that none of Newmont, Newmont Overseas, Newcrest or the Sale Agent gives any assurance or representation as to the price that will be achieved for the sale of New Newmont Shares described in clause 5.5(a) or the amount of proceeds of sale to be received by Ineligible Foreign Shareholders under the Ineligible Foreign Shareholder Sale Facility. Each of Newcrest, Newmont or Newmont Overseas and the Sale Agent expressly disclaim any fiduciary duty to the Ineligible Foreign Shareholders which may arise in connection with this clause 5.5.
3Newmont or Newmont Overseas must make, or procure the making of, payments to Ineligible Foreign Shareholders under clause 5.5(a) by either (in the absolute discretion of Newmont or Newmont Overseas, and despite any election referred to in clause 5.5(c)(2) or authority referred to in clause 5.5(c)(1) made or given by the Scheme Shareholder):
1paying, or procuring the payment of, the relevant amount in dollars by electronic means to a bank account nominated by the Ineligible Foreign Shareholder by an appropriate authority from the Ineligible Foreign Shareholder to Newmont or Newmont Overseas; or
2if a bank account has not been nominated by the Ineligible Foreign Shareholder in accordance with clause 5.5(c)(1):
1if an Ineligible Foreign Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Newcrest Registry to receive dividend payments from Newcrest by electronic funds transfer to a bank account nominated by the Ineligible Foreign Shareholder, paying, or procuring the payment of, the relevant amount in dollars by electronic means in accordance with that election; or
2otherwise dispatching, or procuring the dispatch of, a cheque for the relevant amount in dollars to the Ineligible Foreign Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Ineligible Foreign Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.3).
4If Newmont or Newmont Overseas receives professional advice that any withholding or other tax is required by law or by a Government Agency to be withheld from a payment to an Ineligible Foreign Shareholder, Newmont is entitled to withhold the relevant amount before making the payment to the Ineligible Foreign Shareholder (and payment of the reduced amount shall be taken to be full payment of the relevant amount for the purposes of this Scheme, including clause 5.5(a)(3)). Newmont or Newmont Overseas must pay any amount so withheld to the relevant taxation authorities within the time permitted by law, and, if requested in writing by the relevant Ineligible Foreign

Shareholder, provide a receipt or other appropriate evidence of such payment (or procure the provision of such receipt or other evidence) to the relevant Ineligible Foreign Shareholder.
5Each Ineligible Foreign Shareholder appoints Newmont as its agent to receive on its behalf any financial services guide (or similar or equivalent document) or other notices (including any updates of those documents) that the Sale Agent is required to provide to Ineligible Foreign Shareholders under the Corporations Act or any other applicable law.
6Payment of the amount ‘A’ calculated in accordance with clause 5.5(a) to an Ineligible Foreign Shareholder in accordance with this clause 5.5 satisfies in full the Ineligible Foreign Shareholder’s right to Scheme Consideration and interest will not be paid on any proceeds.

6Orders of a court or Government Agency

If a law requires, or if written notice is given to Newcrest (or the Newcrest Registry) or Newmont (or the Newmont share registry) of an order or direction made by a court of competent jurisdiction or by another Government Agency that:
1requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder by Newcrest or Newmont in accordance with this clause 5, or which requires an amount to be deducted or withheld from any consideration which would otherwise be payable or provided to a Scheme Shareholder in accordance with this clause 5, then Newcrest or Newmont (as applicable) shall be entitled to procure that provision of that consideration, or deduction or withholding, is made in accordance with that order or direction; or
2prevents Newcrest or Newmont from providing consideration to any particular Scheme Shareholder in accordance with this clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Newcrest or Newmont shall be entitled to (as applicable):
1in the case of an Ineligible Foreign Shareholder or other shareholder referred to in clause 5.5, retain an amount, in dollars, equal to the relevant shareholder’s share of the Proceeds; or
2not to issue (or direct Newmont to issue), or to issue to a trustee or nominee, such number of New Newmont Shares, New Newmont CDIs or New Newmont PDIs as that Scheme Shareholder would otherwise be entitled under clause 5.2, until such time as provision of the Scheme Consideration in accordance with this clause 5 is permitted by that (or another) order or direction or otherwise by law.
To the extent that amounts are deducted or withheld under or in accordance with this clause 5.6, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction or withhold was made.

7Unclaimed monies

1Newmont or Newmont Overseas may cancel a cheque issued under clause 5.5(c)(2)(B) if the cheque:

1is returned to Newcrest or Newmont Overseas; or
2has not been presented for payment within 6 months after the date on which the cheque was sent.
2During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Newcrest or Newmont Overseas (or the Newcrest Registry) (which request may not be made until the date that is 20 Business Days after the Implementation Date), Newmont or Newmont Overseas must reissue a cheque that was previously cancelled under clause 5.7(a).
3The Unclaimed Money Act will apply in relation to any Scheme Consideration that becomes “unclaimed money” (as defined in section 6 of the Unclaimed Money Act), but any interest or other benefit accrued from the unclaimed Scheme Consideration will be for the benefit of Newmont Overseas.

8Status of New Newmont Shares, New Newmont CDIs and New Newmont PDIs

1Newmont covenants in favour of Newcrest (in its own right and on behalf of the Scheme Shareholders) that the New Newmont Shares (including those issued in connection with New Newmont CDIs or New Newmont PDIs) required to be issued by it under this Scheme will:
1rank equally in all respects with all other Newmont Shares on issue;
2be duly and validly issued in accordance with all applicable laws and Newmont’s certificate of incorporation, by-laws and other constituent documents, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest;
3be entitled to participate in and receive any dividends or distribution of capital paid and any other entitlements accruing in respect of Newmont Shares on and from the date of issue; and
4be fully paid and free of any Security Interest or encumbrance.
2Newmont will use its reasonable endeavours to ensure that the:
1New Newmont Shares issued as Scheme Consideration will commence trading on a normal settlement basis on NYSE and TSX from the first Business Day after the date of issue (New York time);
2New Newmont CDIs issued as Scheme Consideration will be listed for quotation on the official list of ASX with effect from the seventh Business Day after the Effective Date (or such later date as ASX may require), initially on a deferred settlement basis and, with effect from no later than the first Business Day after the Implementation Date, on an ordinary (T+2) settlement basis; and
3New Newmont PDIs issued as Scheme Consideration will be listed for quotation on the official list of PNGX with effect from the seventh Business Day after the Effective Date (or such later date as PNGX may require), initially on a deferred settlement basis and, with effect from no later than the first Business Day after the Implementation Date, on an ordinary (T+2) settlement basis.

6Dealings in Newcrest Shares

1Determination of Scheme Shareholders

To establish the identity of the Scheme Shareholders, dealings in Newcrest Shares or other alterations to the Newcrest Share Register will only be recognised if:
1in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Newcrest Share Register as the holder of the relevant Newcrest Shares on or before the Scheme Record Date; and
2in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received on or before the Scheme Record Date at the place where the Newcrest Share Register is kept, and Newcrest must not accept for registration, nor recognise for any purpose (except a transfer to Newmont Overseas pursuant to this Scheme and any subsequent transfer by Newmont Overseas or its successors in title), any transfer or transmission application or other request received after the Scheme Record Date, or received prior to such times but not in registrable or actionable form, as appropriate.

2Register

1Newcrest must register registrable transmission applications or transfers of the Newcrest Shares that are received in accordance with clause 6.1(b) on or before the Scheme Record Date provided that, for the avoidance of doubt, nothing in this clause 6.2(a) requires Newcrest to register a transfer that would result in a Newcrest Shareholder holding a parcel of Newcrest Shares that is less than a ‘marketable parcel’ (for the purposes of this clause 6.2(a) ‘marketable parcel’ has the meaning given in the Operating Rules).
2If this Scheme becomes Effective, a Scheme Shareholder (and any person claiming through that holder) must not dispose of or transfer or otherwise deal with, or purport or agree to dispose of or transfer or otherwise deal with, any Scheme Shares or any interest in them after the Scheme Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no legal effect and Newcrest shall be entitled to disregard any such disposal, transfer, purported disposal, transfer or agreement or dealing.
3For the purpose of determining entitlements to the Scheme Consideration, Newcrest must maintain the Newcrest Share Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration has been provided to the Scheme Shareholders and Newmont Overseas has been entered in the Newcrest Share Register as the holder of all the Scheme Shares. The Newcrest Share Register in this form will solely determine entitlements to the Scheme Consideration.
4Subject to provision of the Scheme Consideration and registration of the transfer of the Scheme Shares to Newmont Overseas in accordance with this Scheme, all statements of holding or share certificates for Newcrest Shares (other than statements of holding in favour of Newmont Overseas or its successors in title) will cease to have effect as from the Scheme Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Newcrest Share Register (other than entries on the Newcrest Share Register in respect of Newmont Overseas or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Newcrest Shares relating to that entry.

5As soon as possible on or after the Scheme Record Date, and in any event by 5.00pm on the third Business Day after the Scheme Record Date, Newcrest will ensure that details of the names, Registered Addresses and holdings of Newcrest Shares for each Scheme Shareholder as shown in the Newcrest Share Register are available to Newmont in the form Newmont reasonably requires.
6Without limiting Newcrest’s obligations under clause 6.2(e), Newcrest must provide, or procure the provision, to Newmont, such other information as Newmont may reasonably require in connection with the provision of the Scheme Consideration to the Scheme Shareholders in accordance with this Scheme.
7Each Scheme Shareholder agrees that the information referred to in clause 6.2(e) may be disclosed to Newmont, the Newmont share registry and Newmont’s advisers and other service providers to the extent necessary to effect this Scheme.

7Quotation of Newcrest Shares

(1)Newcrest must apply to ASX, PNGX and TSX to suspend trading in Newcrest Shares with effect from the close of trading (on the ASX) on the sixth Business Day after Effective Date.
(2)On a date after the Implementation Date to be determined by Newmont, Newcrest must apply:
(a)for termination of the quotation of Newcrest Shares on the ASX,
PNGX and TSX; and
(b)to have itself removed from the ASX, PNGX and TSX.

8Instructions and elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Government Agency), all instructions, notifications or elections by a Scheme Shareholder to Newcrest that are binding or deemed binding between the Scheme Shareholder and Newcrest relating to Newcrest or Newcrest Shares, including instructions, notifications or elections relating to:
(1)whether dividends are to be paid by cheque or into a specific bank account;
(2)payments of dividends on Newcrest Shares; and
(3)notices or other communications from Newcrest (including by email), will be deemed from the Implementation Date (except to the extent determined otherwise by Newmont in its sole discretion), by reason of this Scheme, to be made by the Scheme Shareholder to Newmont and to be a binding instruction, notification or election to, and accepted by, Newmont in respect of the New Newmont Shares, New Newmont CDIs or New Newmont PDIs issued to that Scheme Shareholder until that instruction, notification or election is revoked or amended in writing addressed to Newmont at its registry.

9General Scheme provisions

1Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:
1Newcrest may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Newmont (for and on behalf of Newmont and Newmont Overseas) has consented to in writing; and
2each Scheme Shareholder agrees to any such alterations or conditions which Newcrest (by its counsel) has consented to.

2Scheme Shareholders’ agreements and warranties

1Each Scheme Shareholder:
1agrees for all purposes to:
1the transfer of their Newcrest Shares together with all rights and entitlements attaching to those Newcrest Shares in accordance with this Scheme;
2the variation, cancellation or modification (if any) of the rights attached to their Newcrest Shares constituted by or resulting from this Scheme;
3on the direction of Newmont, destroy any share certificates or holding statements relating to their Newcrest Shares;
2that is issued New Newmont Shares, New Newmont CDIs or New Newmont PDIs, agrees to become a member of Newmont and to be bound by the certificate of incorporation, by-laws and other constituent documents of Newmont;
3agrees to the transfer of their Newcrest Shares from one part of the Newcrest Share Register to another part of the Newcrest Share Register in connection with the Scheme, it being recognised that no such transfer would be undertaken in respect of the PNG Register;
4who holds their Newcrest Shares in a CHESS Holding, agrees to the conversion of those Newcrest Shares to an Issuer Sponsored Holding and irrevocably authorises Newcrest to do anything necessary or expedient (whether required by the Settlement Rules or otherwise) to effect or facilitate such conversion; and
5acknowledges and agrees that this Scheme binds Newcrest and all Scheme Shareholders (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting), in each case, irrevocably and without the need for any further act by the Scheme Shareholder.
2Each Scheme Shareholder is taken to have warranted to Newcrest and Newmont Overseas on the Implementation Date, and appointed and authorised Newcrest as its attorney and agent to warrant to Newmont Overseas on the Implementation Date, that:
1all their Newcrest Shares (including any rights and entitlements attaching to those shares) which are transferred to Newmont

Overseas under this Scheme will, at the time of transfer of them to Newmont Overseas, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind;
2they have full power and capacity to sell and transfer their Newcrest Shares to Newmont Overseas under this Scheme together with any rights and entitlements attaching to those shares; and
3they have no existing right to be issued any Newcrest Shares, or any options, performance rights, securities or other instruments exercisable, or convertible, into Newcrest Shares.
3Newcrest undertakes that it will provide such warranty in clause 9.2(b) to Newmont Overseas as agent and attorney of each Scheme Shareholder.

3Title to and rights in Scheme Shares

1To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Newmont Overseas will, at the time of transfer of them to Newmont Overseas vest in Newmont Overseas free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.
2Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5.2 Newmont Overseas will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by Newcrest of Newmont Overseas in the Newcrest Share Register as the holder of the Scheme Shares.

4Appointment of sole proxy

Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5.2 and until Newcrest registers Newmont Overseas as the holder of all Scheme Shares in the Newcrest Share Register, each Scheme Shareholder:
1is deemed to have irrevocably appointed Newmont Overseas as attorney and agent (and directed Newmont Overseas in each such capacity) to appoint any director, officer, secretary or agent nominated by Newmont Overseas from time to time as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution or document (whether in person, by proxy or corporate representative);
2must not attend or vote at any of those meetings, exercise the votes attaching to Scheme Shares registered in their names, or sign any shareholders’ resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 9.4(a));
3must take all other actions in the capacity of a registered holder of Scheme Shares as Newmont Overseas reasonably directs; and
4acknowledges and agrees that in exercising the powers referred to in clause 9.4(a), Newmont Overseas and any director, officer, secretary or agent nominated by Newmont Overseas under clause 9.4(a) may act in the best interests of Newmont Overseas as the intended registered holder of the Scheme Shares.

5Authority given to Newcrest

Each Scheme Shareholder, without the need for any further act by the Scheme Shareholder:
1on the Effective Date, irrevocably appoints Newcrest and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of enforcing the Deed Poll against Newmont and Newmont Overseas, and Newcrest undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against Newmont and Newmont Overseas on behalf of and as agent and attorney for each Scheme Shareholder; and
2on the Business Day before the Implementation Date, irrevocably appoints Newcrest and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Scheme and the transactions contemplated by it, including (without limitation):
1executing the Scheme Transfer; and
2executing and delivering any deed or document required by Newmont, that causes each Scheme Shareholder to become a shareholder of Newmont or holder of New Newmont CDIs or New Newmont PDIs and to be bound by the certificate of incorporation and by-laws of Newmont, and Newcrest accepts each such appointment. Newcrest as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 9.5 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

6Binding effect of Scheme

This Scheme binds Newcrest and all of the Scheme Shareholders (including those who did not attend the Scheme Meeting to vote on this Scheme, did not vote at the Scheme Meeting, or voted against this Scheme at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Newcrest.

10General

1Stamp duty

Newmont or Newmont Overseas:
1must pay all duty, if applicable (including applicable stamp duties and any fines and penalties with respect to any such duty) in respect of this Scheme, the Deed Poll, the performance of the Deed Poll and each transaction effected by or made under or in connection with this Scheme and the Deed Poll; and
2indemnifies each Scheme Shareholder against any liability arising from failure to comply with clause 10.1(a).

2Consent

Each of the Scheme Shareholders consents to Newcrest doing all things necessary or incidental to, or to give effect to, the implementation of this Scheme and the transactions contemplated by it, whether on behalf of the Scheme Shareholders, Newcrest or otherwise.

3Notices

1If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Newcrest, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Newcrest’s registered office or at the office of the Newcrest Registry.
2The accidental omission to give notice of the Scheme Meeting or the non- receipt of such notice by a Newcrest Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

4Governing law

1This Scheme is governed by the laws in force in Victoria, Australia.
2The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

5Further action

Newcrest must do all things and execute all documents (whether on its own behalf or on behalf of each Scheme Shareholder) necessary to give full effect to this Scheme and the transactions contemplated by it.

6No liability when acting in good faith

Each Scheme Shareholder agrees that neither Newcrest, Newmont, Newmont Overseas nor any of their respective directors, officers, secretaries or employees shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.